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WITCO

                                          WITCO CORPORATION
                                          One American Lane
                                          Greenwich, CT 06831-2559
                                          (203) 552-2219 Fax

                                          E. GARY COOK
                                          Chairman of the Board
                                          President
                                          Chief Executive Officer

March 1, 1999

Mr. Roger Sharp
Witco Corporation
One American Lane
Greenwich, CT 06831-2559

Dear Roger:

     This letter is intended to set forth the agreement regarding your resignation of employment from Witco Corporation ("Witco").

     1. Resignation from Present Position. This will confirm your resignation, effective as of the close of business March 3, 1999 (the "Resignation Date"), as Witco's Executive Vice President and Chief of Global Operations, from Witco's Board of Directors and all other offices and positions (including directorships) you may hold in Witco's subsidiaries and affiliates.

     2. Term of Continued Employment. The Term of Continued Employment (the "Term") shall be the period of time between the Resignation Date and the Retirement Date. During the Term, Witco will continue to pay you your current annual base salary of $494,000 in regular installments. It is agreed that you will retire from employment with Witco effective as of the close of business on November 30, 1999 (the "Retirement Date").

     3. Severance Payment. On or before March 15, 1999, Witco agrees to pay you a one time severance payment equal to one year's base pay of $494,000 less any applicable taxes.

     4. Employee Benefits. From the Resignation Date until the Retirement Date, Witco will provide you (and your spouse, as applicable) with the medical, dental, life insurance and disability coverage provided during such period by Witco to its current employees, provided you pay the applicable premiums paid by Witco employees.

     5. Company Car. Witco will assign to you, without cost, the automobile that has been ordered for you by Witco. Witco will thereafter have no further obligation for insurance, maintenance or other expense associated with such automobile. You will also be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all federal, state and local income and employment taxes imposed in connection with the transfer by Witco to you of such automobile (the "Transfer"), and any federal, state and local income and employment taxes imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the federal, state and local income and employment taxes incurred by you on the Transfer. Until you take ownership of the automobile referred to above, Witco will permit you to continue to use the Company car presently leased for your use.











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     6. New York Condominium. In exchange for releasing the Mortgage Note dated
October 29, 1996 ("Mortgage Note"), you agree to convey to Witco title to the property located at 10 Wampus Close, Armonk, New York 10504 ("Property"). To the extent that the value of the Property, at the time of conveyance, is less than the principal amount of the Mortgage Note and such change in value results in income to you, Witco will pay all federal, state and local income taxes incurred by you on the transfer. Witco agrees to be responsible for all expenses, taxes and maintenance associated with the Property up to the date of transfer.

     7. Relocation to South Carolina Payment. Witco shall also reimburse you for the following costs you may incur in connection with relocation from your current home in Pennsylvania and condominium in New York to your new home in South Carolina: (i) packing and shipping of your household goods and reasonable effects from Pennsylvania to South Carolina; and (ii) all usual and reasonable closing costs (such as attorney fees and real estate commissions) incurred in connection with the sale of your Pennsylvania home.

     8. Return of Company Property. With the exception of the Company Car (as described in paragraph 5 of this Agreement), your corporate American Express Card, and your corporate AT&T Calling Card, you agree to return to Witco, at or before the close of business on March 3, 1999, all company property including, without limitation, identification badges, parking tags, cellular phone, laptop computer, keys to any Witco facilities, and all originals and copies of any Witco documents, no matter where located, and whether in hard copy, on computer disk or in any other format. Witco will reimburse you for all legitimate expenses incurred on behalf of the Company prior to the Resignation Date, provided such expenses are submitted within sixty (60) days following the Resignation Date.

     9. Incentive Arrangements. Based on your Retirement Date of December 1, 1999, you will be entitled to pro rata awards under the Witco Corporation Long Term Incentive Plan ("the LTIP") for the 1997-1999, and 1998-2000 Performance Periods in accordance with the terms of the LTIP. The provision of any LTIP award depends on Witco's achievement of the results articulated at the onset of the relevant bonus and performance periods, and your award, if any, will be made at the end of the relevant performance cycle. The shares of restricted stock awarded to you under the LTIP on February 3, 1999 for the 1996-1998 Performance Period shall vest on the Retirement Date in accordance with the terms of the LTIP. Pursuant to the terms of the Restricted Stock Award, dated March 9, 1998, under the Witco Corporation Enhanced Stock Acquisition Program, and as approved by the Organization and Compensation Committee of the Witco Board of Directors, 1,770 shares of restricted stock shall vest on the Retirement Date. In addition, you will be eligible for a bonus in 1999, which bonus will be determined using the same formula as is used to calculate bonuses under the terms of the Witco Corporation Officers' Annual Incentive Plan ("OAIP"). Specifically, your 1999 bonus will be calculated on the basis of a Target Percentage of 60% of $494,000, and a Personal Performance Multiplier of 1.0. The payment of any bonus will depend on Witco's achievement of the results articulated at the onset of the relevant bonus and performance periods, and your bonus, if any, will be paid after the Committee administering the OAIP certifies in writing that Witco has achieved the results articulated at the onset of the relevant bonus and performance periods.

     10. Stock Options. Any unvested stock options you have been granted will vest on the Retirement Date, and you will have three (3) years from that date to exercise your vested stock options.

     11. Supplemental Executive Retirement Plan. Effective on your Retirement Date you will be vested in 60% of your Supplemental Executive Retirement Plan ("SERP") retirement benefit. Your

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SERP benefit will be reduced pursuant to the terms of a letter to you dated
December 17, 1998 (copy attached as Exhibit A attached hereto).

     12. Release and Other Promises. In exchange for the payments, benefits and promises described above, including your rights and benefits under the Witco Employee Plans ("Consideration"), you hereby agree as follows:

          (a) Release. Except as otherwise provided in this Section 12(a), you hereby release Witco and all of its past and/or present divisions, affiliates, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as "the Company"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever ("Claims") which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company, whether known or unknown to you, (i) by reason of your employment and/or cessation of employment with the Company, or (ii) otherwise involving facts which occurred on or prior to the date that you sign this Agreement.

     Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act (including, without limitation, any claim for severance pay), the Americans with Disabilities Act, the Connecticut Human and Opportunities Law, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, as well as any and all Claims under state contract or tort law. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive your right to receipt of any accrued and vested benefit or accrued and vested right under the Witco Employee Plans, or with your right to enforce this Agreement in a court of competent jurisdiction:

          (b) No Lawsuit. You hereby represent that you have not filed, and will not hereafter file, any claim against the Company relating to your employment and/or cessation of employment with the Company, or otherwise involving facts which occurred on or prior to the date that you signed this Agreement, other than a Claim that Witco has failed to provide you with the Consideration described in this letter.

          (c) Remedy for Breach of Promises. You understand that if you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against the Company, or otherwise breach the promises made in this letter, you will reimburse the Company for all attorneys' fees incurred by it in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to you pursuant to this letter (together with interest hereon), and to cease furnishing any benefits to be furnished pursuant to this letter; provided that this right of return of any Consideration and the cessation of benefits is without prejudice to the Company's other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Company;

          (d) Continued Confidentiality Obligation. You understand and agree that in the course of your employment with Witco, you have acquired confidential information and trade secrets concerning personal, business, financial, technical and other information and material, including Witco's operations, processes, technology, contracts, future plans and methods of doing business, which are the property of Witco and which involve Witco and Witco's employees, which information you understand

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     and agree would be extremely damaging to Witco if disclosed to a competitor or a third party. You understand and agree that such information has been divulged to you in confidence, and you agree to forever keep such information secret and confidential, and that you will not communicate or disclose to any third party, or use for your own account, without prior written consent of Witco, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through no fault of yours. In view of the nature of your employment and information and trade secrets which you have received during the course of your employment, you likewise agree that Witco would be irreparably harmed by any violation, or threatened violation, of the prohibited disclosure of trade secrets and that, therefore, Witco shall be entitled to an injunction prohibiting you from any violation or threatened violation of such disclosure restrictions;

          (e) Nondisparagement. You agree not to make any statements, orally or in writing, regardless of whether such statements are truthful, nor take any actions, which (i) in any way could disparage the Company, or which foreseeably could harm the reputation and/or goodwill of the Company, or
     (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Witco agrees to instruct the current members of the Company's Leadership Team not to make any statements, orally or in writing, regardless of whether such statements are truthful, nor take any actions, which (i) in any way could disparage you, or which foreseeably could harm your reputation, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else; and

          (f) Cooperation with Witco. You agree to fully cooperate and assist Witco in any dispute in which Witco is involved and in which you may have been involved. Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to you and Witco, and shall include providing information, documents, etc., submitting to depositions, providing testimony and general cooperation to assist Witco in defending its position with reference to any matter. As a result of such cooperation, if you incur any expense, you will be reimbursed.

          13. Acknowledgements. By signing this letter below, you hereby acknowledge as follows:

          (a) Sufficiency of Consideration. The Consideration received by you in exchange for your agreements contained in this letter exceeds any sums or benefits to which you would otherwise be entitled under any applicable policy, plan, and/or procedure of the Company or under any prior agreement between yourself and the Company;

          (b) No Other Wages or Benefits Due. Except as described in this Agreement, you have been paid all wages and attendant benefits due you from the Company in consideration of the services you rendered while employed by the Company, including but not limited to vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, payments due you from the Company pursuant to any agreement or other contract to which you and/or the Company was a party, and any and all monetary or other benefits that are or were due you pursuant to policies of the Company in effect prior to the Resignation Date;

          (c) Entire Agreement; Prior Agreements. This letter contains the entire agreement between yourself and the Company regarding the subject matters hereto. This letter supersedes any and all prior agreements between you and the Company. In agreeing to the terms of this letter, you are not

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     relying upon any written or oral promise or representation made to you by any employee or representative of the Company, other than the promises contained herein; and,

          (d) No Duress. You have not been forced or pressured in any manner whatsoever to sign this letter, and you have agreed to all of its terms voluntarily. You have read this letter carefully and have been given at least twenty-one (21) days to consider all of its terms. You have been advised to consult with an attorney and any other advisors of your choice prior to signing this letter. You fully understand that by signing below you are giving up any right which you may have to sue or bring any other Claims against the Company, including but not limited to the right to sue or bring any other Claims against the Company under the Age Discrimination in Employment Act of 1967, as amended ("ADEA").

     14. Effect of Death on this Agreement. In the event of your death prior to the Retirement Date, the payments described in Sections 2, 3, and 7 will be made to your spouse in the same manner as they would have been made to you. Any other payments to be made or continued (or benefits to be provided or continued) in the event of your death will be made in accordance with the terms of the applicable Witco plan, policy, program or practice, and any other rights which are assignable upon your death will be assigned to your beneficiary in accordance with the terms of the applicable Witco plan, policy, program or practice.

     15. Confidentiality of this Letter. This letter and its terms and provisions shall remain confidential. Witco and its officers will inform all persons within and without Witco that you have chosen to resign from employment with Witco.

     16. Choice of Law. This letter and its terms and provisions shall be governed by the laws of the State of Connecticut.

     17. Effective Date. The agreements described in this letter shall not become effective until the 8th day following the date you sign this letter. You have seven (7) days from the date you sign this letter to revoke the agreements you have made herein. If you elect to revoke, you should contact either E. Gary Cook or Edgar J. Smith, Jr.

                                          WITCO CORPORATION

                                          By:   /s/     E. GARY COOK
                                                ................................
                                                        E. Gary Cook
                                                    Chairman of the Board
                                                President and Chief Executive
                                                            Officer

Accepted and agreed as of
this 1st day of March 1999.

 /s/        ROGER J. SHARP
 .....................................
             Roger Sharp





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